Exhibit 23.1

Accountants' Consent

We consent to the incorporation by reference in this registration statement (Form SB-2) of Flight Safety Technologies, Inc. of our report dated July 9, 2003, except for note 11 as to which the date is January 8, 2004 included in the 2003 Annual Report to the Shareholders of Flight Safety Technologies, Inc.

/s/  Kostin, Ruffkess & Company, LLC
Kostin, Ruffkess & Company, LLC
Farmington, Connecticut
January 29, 2004